Exhibit 99.2

Company Contacts:	Investor Relations Contacts:

Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
(408) 894-0700

TESSERA AND NXP, FORMERLY PHILIPS SEMICONDUCTORS, SIGN NEW

TECHNOLOGY LICENSING AGREEMENT

San Jose, Calif. – November 1, 2006 - Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that it has signed a new technology licensing agreement with NXP B.V., one of Europe’s largest semiconductor companies. NXP, formerly Philips Semiconductors B.V., uses Tessera’s advanced packaging technologies in many semiconductor devices, such as application specific standard products (ASSPs), digital signal processors (DSPs), application specific integrated circuits (ASICs), and microcontrollers. These devices are integrated into a wide range of products, including consumer, wireless, and communications electronics.

“Tessera’s technologies have enabled NXP to provide a more vibrant and enhanced media experience to its consumers,” said Christopher Pickett, executive vice president, technology licensing and general counsel. “We are delighted to have reached this agreement with one of the world’s most innovative electronics companies, and we look forward to working with NXP as they continue to introduce next-generation products to their customers.”

Tessera’s recent agreements with the world’s top semiconductor companies underscore the value of Tessera’s technologies and the vital contribution the company is making to the development of today’s highly complex electronics. In addition to NXP, Tessera has recently reached agreements with a number of global leaders, including: Infineon Technologies AG and Qimonda AG, two of Europe’s leading semiconductor companies, and Micron, the world’s fourth largest DRAM manufacturer.

Under the terms of the agreement, NXP has licensed Tessera’s semiconductor packaging technology for use across NXP’s semiconductor device portfolio. The technology available to NXP covers a broad range of chip-scale and multi-chip package types, including integrated circuit devices packaged in “face-down,” “face-up,” “fold-over,” “stacked,” and “system-in-package” (SiP) formats, utilizing many different types of materials, including packages using either tape and laminate substrates. These package types are marketed by Tessera as MicroBGA(R) for face-down orientations, MicroBGA-F for face-up orientations, and MicroZ(TM) for multi-chip solutions. Tessera’s intellectual property is utilized in many forms of advanced packaging, covering an extensive range of materials and assembly processes.

About Tessera Technologies, Inc.

Tessera Technologies is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal, and mechanical properties of materials and interconnects. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Infineon and Micron. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and its Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2006 include more information about factors that could affect the company’s financial results.

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Note: Tessera, MicroBGA, Compliant Chip, MicroZ and the Tessera logo are registered trademarks of Tessera, Inc. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.